UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2014 (February 28, 2014)
HEALTHCARE TRUST OF AMERICA, INC.
HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
Delaware	333-190916	20-4738347
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona		85254
(Address of principal executive offices)		(Zip Code)
(480) 998-3478
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On February 28, 2014, Healthcare Trust of America, Inc. (NYSE:HTA) (“HTA”) and Healthcare Trust of America Holdings, LP (“HTALP”) entered into an amended and restated equity distribution agreement (the “Agreement”) with Wells Fargo Securities, LLC, BMO Capital Markets Corp., Jefferies LLC and J.P. Morgan Securities LLC for an offering of shares of Class A common stock of HTA from time to time having an aggregate offering price of up to $300 million. This Agreement amends and restates the existing equity distribution agreement among HTA, HTALP and Wells Fargo Securities, LLC, dated November 1, 2013, under which no sales have been made.
Sales under the Agreement are anticipated to be made primarily in transactions that are deemed to be “at-the-market” offerings, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange. Sales may also be made in negotiated transactions. HTA intends to use any proceeds of the offering for general corporate purposes, including working capital and investment in real estate. In addition, HTA may use a portion of any proceeds to pay certain outstanding long-term debt obligations. The Class A common stock will be offered under HTA’s Registration Statement on Form S-3 (File No. 333-185668), effective December 24, 2012.
The Agreement is attached hereto as Exhibit 1.1, and is incorporated by reference herein. The foregoing description of the Agreement and the transactions contemplated by the Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

1.1
Amended and Restated Equity Distribution Agreement, dated February 28, 2014, among Healthcare Trust of America, Inc., Healthcare Trust of America Holdings, LP and Wells Fargo Securities, LLC, BMO Capital Markets Corp., Jefferies LLC and J.P. Morgan Securities LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST OF AMERICA, INC.
Date: February 28, 2014	By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

	By:	HEALTHCARE TRUST OF AMERICA, INC.,
its General Partner

Date: February 28, 2014	By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman